Exhibit 23.1

June 21, 2011

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated March 29, 2011 accompanying the audited financial statements of Delaine Corporation as of December 31, 2010, in the Registration Statement on Form S-1/A Amendment No. 1, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Kyle L. Tingle
Kyle L. Tingle, CPA, LLC